Exhibit 4.4

AMENDMENT NUMBER THREE

TO THE DEFERRED SALARY & PROFIT SHARING PLAN
FOR EMPLOYEES OF ORBITAL SCIENCES CORPORATION

Pursuant to the powers of amendment reserved under Article XXVI of the Deferred Salary & Profit Sharing Plan for Employees of Orbital Sciences Corporation (the “Plan”), restated as of January 1, 2011, Orbital Sciences Corporation (the “Company”) hereby amends the Plan as follows:

1.

Section 14.2(a) of the Plan hereby is amended by deleting the same in its entirety and by replacing it with the following new Section 14.2(a):

(a)                                                                                                         Distribution Options. Plan benefits to be paid to a Participant who terminates employment shall be paid as described below.

(1)                                                                   Subject to the cash-out rule in Section 18.2, if a Participant terminates employment with an outstanding loan balance from the Plan, the Participant may elect in writing within 60 (sixty) days following Termination of Employment to either:

(i)                                                                                                                                                                                                                                     continue repaying his or her outstanding loan balance following Termination of Employment, in which case the Participant shall not be entitled to receive a distribution of his or her Plan benefits until the earlier of the date the Participant (1) fully repays the loan or (2) defaults on the loan, at which time the Participant may elect to receive his or her remaining Plan benefits in one of the forms described in paragraph (2) below; or

(ii)                                                                                                                                                                                                                                  forego the option of repaying his or her outstanding loan balance following Termination of Employment, in which case the loan will be considered in default pursuant to Section 20.8, and the Participant may elect to receive his or her remaining Plan benefits one of the forms described in paragraph (2) below.

(2)                                                                   If a Participant terminates employment without an outstanding loan balance from the Plan (or if a Participant is entitled to make an election to receive his or her remaining Plan benefits pursuant to paragraph (1) above), the Participant shall receive a distribution of his or her Plan benefits in the form described in either subparagraph (i) or (ii) below, at the Participant’s election:

(i)                                                             A lump sum payment distributable at the election of the Participant within a reasonable period of time after the day the

Participant Terminates Employment (or after the Participant is entitled to receive his or her remaining Plan benefits pursuant to paragraph (1) above); or

(ii)                                  Payments made in substantially equal monthly, quarterly, semi-annual or annual installments, as elected by the Participant, for a specified period not to exceed the life expectancy of the Participant to commence at the election of the Participant anytime after the date of Termination of Employment (or after the Participant is entitled to receive his or her remaining Plan benefits pursuant to paragraph (1) above).

Notwithstanding the foregoing, and subject to the cash-out rule in Section 18.2, if a Participant terminates employment with an outstanding loan balance from the Plan, the Participant may elect in writing within 60 (sixty) days following Termination of Employment to continue repaying his or her outstanding loan balance following Termination of Employment. If a terminated Participant makes a loan repayment election, the Participant shall not be entitled to receive a distribution of his or her Plan benefits until the earlier of the date the Participant (1) fully repays the loan or (2) defaults on the loan, at which time the Participant may elect to receive his or her remaining Plan benefits in one of the forms described above. If a terminated Participant does not make a loan repayment election, his or her loan will be considered in default pursuant to Section 20.8 and the Participant may elect to receive his or her remaining Plan benefits one of the forms described above.”

2.

Section 20.8 of the Plan hereby is amended by deleting the same in its entirety and by replacing it with the following new Section 20.7:

20.8 Default. A loan granted pursuant to this Article XX that is not repaid shall be deemed to be in default upon the earlier of:

(1)                                                                                                         the date the Participant Terminates Employment (provided, however, if a terminated Participant is not subject to the cash-out rule in Section 18.2, the Participant shall have 60 (sixty) days following Termination of Employment to elect in writing to continue repaying his or her outstanding loan balance in order to avoid default);

(2)                                                                                                         the Participant’s failure to make payment on the loan as due, to the extent such failure causes the loan to fail to satisfy the requirements of Section 20.7; or

(3)                                                                                                         in the case of death while employed, within a reasonable time established by the Committee.

At the time of such default, the Committee shall foreclose on the loan and deduct any outstanding balance plus accrued interest from the Participant’s Account balances immediately prior to distribution.

3.

This Amendment Number Three shall be effective as of March 1, 2013, and shall apply to all outstanding participant loans on such date and to all loans originated thereafter.

*************

IN WITNESS WHEREOF, the Company has caused this Amendment Number Three to the Plan to be signed by its duly authorized officer, effective as of the date set forth above.

ORBITAL SCIENCES CORPORATION

By:	/s/ Emily Bender

Title:	Sr. Vice President, Human Resources

Date:	9/17/2013